UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 18, 2015

INDUSTRIAL SERVICES OF AMERICA, INC.

(Exact name of registrant as specified in its Charter)

Florida	0-20979	59-0712746
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

7100 Grade Lane, P.O. Box 32428, Louisville, Kentucky	40232
(Address of principal executive offices)	(Zip Code)

Company’s telephone number, including area code:  (502) 366-3452

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On May 18, 2015, ISA Real Estate LLC, the wholly-owned subsidiary of Industrial Services of America, Inc. (the “Company”), entered into an Offer to Purchase Real Estate (the “Purchase Contract”) with SG&D Ventures, LLC (the “Purchaser”), an entity owned by shareholders of Algar, Inc. (“Algar”), including Sean Garber, the Company’s Vice Chairman of the Board and President, and the President of Algar. ISA Real Estate LLC agreed to sell to the Purchaser an approximately 1-acre parcel of non-essential real estate (the “Parcel”) for an aggregate purchase price equal to independent third-party appraisal amount of $350,000.  The Company received an appraisal of the Parcel equal to $350.0 thousand from an independent third party before the sale.  The purchase consideration consisted of $300.0 thousand in cash from the Purchaser and a credit of $50.0 thousand against bonus compensation previously accrued but not paid to Algar as described below.  The Company expects to use the cash proceeds from the Purchase Contract primarily for debt reduction and working capital. The Purchase Contract contains customary representations, warranties and covenants.  The transaction contemplated under the Purchase Agreement closed on May 19, 2015.

In addition to the Purchase Contract and related real estate transaction, there are no material relationships between the Company or any of its affiliates and the Purchaser other than in respect of the matters disclosed below.

On December 2, 2013, the Company and Algar entered into a Management Services Agreement (the “Management Agreement”).  Under the Management Agreement, Algar provides the Company with day-to-day senior executive level operating management supervisory services. Algar also provides business, financial, and organizational strategy and consulting services, as the Company’s board of directors may reasonably request from time to time.

The Management Agreement gives Algar the right to appoint the Company’s President and one additional executive officer of the Company. Under the Management Agreement, the Company is required to reimburse Algar for the portion of Mr. Garber’s salary that is attributable to Algar’s services under the Management Agreement in an amount not to exceed $20.8 thousand per month, or $250.0 thousand per year. The Company appointed Mr. Garber to the Company’s board of directors on October 15, 2014. Mr. Garber was appointed Vice Chairman at that time. Also under the Management Agreement, the Company is required to pay Algar a bonus in an amount equal to 10.0% of any year-over-year increase in the Company’s pre-tax income during the term (the “Algar Bonus”). During 2014, this bonus amount of $428.0 thousand was accrued but not paid.  As noted above, the $350.0 thousand purchase price consideration included a reduction of the amount owed under the Algar Bonus of $50.0 thousand.  The reduction was in accordance with a letter agreement dated May 19, 2015, between the Company and Algar.  After giving effect for the reduction, the Algar Bonus amount accrued but unpaid is $378.0 thousand.

In connection with the Management Agreement, on December 2, 2013, the Company granted Algar an option to purchase a total of 1.5 million shares of Company common stock at an exercise price per share of $5.00.

During the three month period ended March 31, 2015, the Company sold scrap material in the amount of $12.0 thousand to Algar. As of March 31, 2015, the Company had $40.7 thousand in accounts payable to Algar, not including the above-noted Algar Bonus payable of $378.0 thousand, and $67.8 thousand in accounts receivable from Algar.

The Purchase Contract relates to one of two non-essential properties, both of which have been sold in the past thirty days.  As previously reported on the Current Report on Form 8-K dated April 30, 2015, the

Company sold a non-essential parcel of real estate for a purchase price of $1.0 million.  The Company expects to use the proceeds from both sales for debt reduction and working capital.

The foregoing description of the Purchase Contract and letter agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Contract and letter agreement, copies of which are filed as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Item 7.01        Regulation FD Disclosure

On May 22, 2015, Industrial Services of America, Inc. issued a press release announcing the Purchase Contract and the related real estate transaction. A copy of the press release is furnished as Exhibit 99.1 to this Form 8-K.

Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be incorporated by reference into any registration statement filed under the Securities Act of 1933, as amended, unless specifically identified therein as being incorporated by reference therein.

Item 9.01        Financial Statements and Exhibits.

(d)       Exhibits

Exhibit No.	Description

10.1	Offer to Purchase Real Estate entered on May 18, 2015 between SG&D Ventures, LLC to ISA Real Estate LLC.

10.2	Letter Agreement dated May 19, 2015, between the Company and Algar.

99.1	Press Release dated May 22, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INDUSTRIAL SERVICES OF AMERICA, INC.

Date: May 22, 2015	By:	/s/ Todd Phillips
Todd Phillips
Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description

10.1	Offer to Purchase Real Estate entered on May 18, 2015 between SG&D Ventures, LLC to ISA Real Estate LLC.
10.2	Letter Agreement dated May 19, 2015, between the Company and Algar.
99.1	Press Release dated May 22, 2015